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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION ON DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 COMMISSION FILE NUMBER:  1-7558

                           LAWTER INTERNATIONAL, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       ONE TERRA WAY, 8601 95TH STREET, PLEASANT PRAIRIE, WISCONSIN 53158
                                 (414) 947-7300
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          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
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      (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-4(A)(1)(I)      |X|       RULE 12H-3(B)(1)(I)      |X|
     RULE 12G-4(A)(1)(II)     |_|       RULE 12H-3(B)(1)(II)     |_|
     RULE 12G-4(A)(2)(I)      |_|       RULE 12H-3(B)(2)(I)      |_|
     RULE 12G-4(A)(2)(II)     |_|       RULE 12H-3(B)(2)(II)     |_|
                                        RULE 15D-6               |_|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:
     ONE
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PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, LAWTER
INTERNATIONAL, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                        LAWTER INTERNATIONAL, INC.


DATE:  JUNE 9, 1999                     BY:  /S/ JOHN P. O'MAHONEY
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                                        NAME:   JOHN P. O'MAHONEY
                                        TITLE:  CHAIRMAN AND CHIEF EXECUTIVE
                                                OFFICER